Exhibit 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8 No. 333- 40822) pertaining to the Vitesse Semiconductor Corporation Orologic, Inc. 1997 Stock Plan of our report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Orologic, Inc.'s ability to continue as a going concern as described in Note 2 to the financial statements) dated January 14, 2000, with respect to the financial statements of Orologic, Inc. included in Vitesse Semiconductor Corporation's Current Report on Form 8-K dated March 31, 2000, as amended on May 25, 2000 and on June 7, 2000, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

Raleigh, North Carolina
August 30, 2000